                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO._____ )(1)


                          Founders Food & Firkins Ltd.
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   350551 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)








Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)


---------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information that would alter the disclosures provided in a prior cover page.

         The information required on the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No.    350551 10 7                 13G                   Page 2 of 5 Pages
          -------------------------

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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            BRUCE J. BARNETT

--------  ----------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a) / /
          (b) / /

--------  ----------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                            MINNESOTA
--------------------------------------------------------------------------------------------------------------------
---------------------------   --------  ----------------------------------------------------------------------------
                              5         SOLE VOTING POWER

         NUMBER OF                                       250,000
           SHARES             --------  ----------------------------------------------------------------------------
        BENEFICIALLY          6         SHARED VOTING POWER
          OWNED BY
            EACH                                         0
         REPORTING            --------  ----------------------------------------------------------------------------
           PERSON             7         SOLE DISPOSITIVE POWER
            WITH
                                                         250,000
                              --------  ----------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                         0
---------------------------   --------------------------------------------------------------------------------------
--------  ----------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     250,000

--------  ----------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                 / /

--------  ----------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     6.6%

--------  ----------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                     IN

--------  ----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

ITEM 1 (a)                 NAME OF ISSUER:

         Founders Food & Firkins Ltd.

ITEM 1 (b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         5831 Cedar Lake Road
         St. Louis Park, Minnesota 55416

ITEM 2 (a)                 NAME OF PERSON FILING:

         Bruce J. Barnett

ITEM 2 (b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

         5805 Jonquil Lane
         Plymouth, Minnesota 55442

ITEM 2 (c)                 CITIZENSHIP:

         Minnesota, U.S.A.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

         Common Stock, $0.01 par value

ITEM 2 (e)                 CUSIP NUMBER:

         350551 10 7

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                  OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON IS FILING AS A:

         Not applicable

ITEM 4            OWNERSHIP:

         (a)    Amount beneficially owned:                                                      250,000
         (b)    Percent of class                                                                    6.6%
         (c)    Number of shares as to which such person has:
                (i)     Sole power to vote or to direct the vote                                250,000
                (ii)    Shared power to vote or to direct the vote                                    0
                (iii)   Sole power to dispose or to direct the disposition of                   250,000
                (iv)    Shared power to dispose or to direct the disposition of                       0


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                               Page 4 of 5 Pages

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10           CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   June 6, 2000
                                  ----------------------------------------------
                                                      (Date)

                                               /s/ Bruce J. Barnett
                                  ----------------------------------------------
                                                    (Signature)

                                                 Bruce J. Barnett
                                  ----------------------------------------------
                                                   (Name/Title)